UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 29, 2004

FMC CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 299-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

FMC Corporation (the “Company”) executed an Amended and Restated Credit Agreement, dated as of October 29, 2004, among the Company and the Foreign Subsidiaries Party Thereto From Time to Time, the Lenders and Issuers Party Thereto, Citicorp USA, Inc., as Administrative Agent, Wachovia Bank, National Association, ABN AMRO Bank N.V. and National City Bank, as Co-Documentation Agents, Bank of America, N.A., as Syndication Agent, Societe General, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as Co-Agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Co-Lead Arrangers and Co-Book Managers (the “2004 Credit Agreement”). The 2004 Credit Agreement amends and restates FMC’s existing Credit Agreement, dated October 21, 2002, and replaces FMC’s $40,000,000 Letter of Credit Agreement, dated as of October 21, 2002 (the “Letter of Credit Agreement”), which has been terminated.

The 2004 Credit Agreement provides for a $400 million revolving credit facility ($150 million of which is available for the issuance of letters of credit for the account of the Company), a $100 million term loan and a $100 million stand-alone letter of credit facility (collectively, the “Credit Facilities”). The term loan under the existing Credit Agreement, in the amount of $241.7 million, was repaid.

Under the 2004 Credit Agreement, $2.5 million of the term loan will be due and payable at the end of each quarter, commencing March 31, 2005, with the balance maturing on the fifth anniversary of the closing date of the 2004 Credit Agreement. Amounts under the $400 million revolving credit facility may be borrowed, repaid and reborrowed from time to time until the maturity of the revolving credit facility on the fifth anniversary of the closing date of the 2004 Credit Agreement. Voluntary prepayments and commitment reductions under the Credit Facilities are permitted at any time without fee upon proper notice and subject to minimum dollar amounts.

Obligations under the 2004 Credit Agreement bear interest at a floating rate, which will be, at our option, either a base rate or a London InterBank Offered Rate (“LIBOR”), in each case plus an applicable margin. The base rate will be Citibank N.A.’s base rate. The initial applicable margin over LIBOR for the term loan and borrowings under the revolving credit facility is 1.00%. The applicable margins under our revolving credit facility are subject to adjustment based on the rating assigned to the Credit Facilities by each of Moody’s Investors Services, Inc. and Standard & Poor’s Rating Services.

Under the 2004 Credit Agreement, we are required to pay a commitment fee on the difference between the total amount of the revolving credit facility and the amount borrowed by us. The initial commitment fee is 0.25% per year. The commitment fee is subject to adjustment based on the ratings assigned to the Credit Facilities. We will also pay fees with respect to the base amount of letters of credit issued for our account at a rate per year equal to the applicable margin for LIBOR loans under the revolving credit facility under the 2004 Credit Agreement, plus a 0.15% issuance fee.

The foregoing does not constitute a complete summary of the terms of the Credit Facilities or the security provided in connection therewith, and reference is made to the complete text of the governing document, which is filed as Exhibit 10.1 to this Form 8-K.

Some of the lenders under the Credit Facilities and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking, trust and leasing services. In addition, the Company has entered into interest rate and foreign exchange derivative arrangements with some of the lenders and their affiliates.

Item 1.02 Termination of a Material Definitive Agreement.

The disclosure required by this item with respect to the termination of the Letter of Credit Agreement is included in Item 1.01 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1 Amended and Restated Credit Agreement, dated as of October 29, 2004, among FMC Corporation and the Foreign Subsidiaries Party Thereto From Time to Time, the Lenders and Issuers Party Thereto, Citicorp USA, Inc., as Administrative Agents, Wachovia Bank, National Association, ABN AMRO Bank N.V. and National City Bank, as Co-Documentation Agents, Bank of America, N.A., as Syndication Agent, Societe General, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as Co-Agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Co-Lead Arrangers and Co-Book Managers

99.1	Press Release dated November 1, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION
(Registrant)
By:	/s/ W. KIM FOSTER
W. Kim Foster
Senior Vice President and Chief Financial Officer

Dated: November 1, 2004

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Amended and Restated Credit Agreement, dated as of October 29, 2004, among FMC Corporation and the Foreign Subsidiaries Party Thereto From Time to Time, the Lenders and Issuers Party Thereto, Citicorp USA, Inc., as Administrative Agent, Wachovia Bank, National Association, ABN AMRO Bank N.V. and National City Bank, as Co-Documentation Agents, Bank of America, N.A., as Syndication Agent, Societe General, Sumitomo Mitsui Banking Corporation and DnB NOR Bank ASA, as Co-Agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Wachovia Securities, Inc., as Co-Lead Arrangers and Co-Book Managers

99.1	Press Release dated November 1, 2004